EXHIBIT 99

PRESS RELEASE

Peoples Financial Services Corp. Third Quarter 2010 Earnings Report

Net income increases by 24.78%.

Net income through nine months in 2010 was $4,442,000 compared to $3,580,000 for the same period in 2009, an increase of 24.78%.  Though interest margins decreased for both the quarter and year-to-date periods ended September 30, 2010, strong growth in earning assets caused the increase to net interest income. For the quarter ended September 30, 2010, net income was $1,400,000 compared to $786,000 for the quarter ended September 30, 2009. Earnings per share and diluted earnings per share were $0.45 and $0.44, respectively, for the three months ended September 30, 2010. This compares with the $0.25 earnings per share and diluted earnings per share for the same three month period in 2009, an increase of 80% and 76%. Earnings per share and diluted earnings per share were $1.42 and $1.41, respectively, for the nine months ended September 30, 2010. This compares with the $1.14 earnings per share and diluted earnings per share for the same nine month period in 2009, an increase of 24%. Further financial details are as follows; the provision for loan loss increased $652,000 when comparing the nine month period ended September 30, 2010 to the same period in 2009. This is an increase of 47.59% and became necessary due to a large commercial credit which had deteriorated to the point where its ultimate collectability was called into question. Conversely, an available for sale security loss of $1,229,000 incurred during the nine months ended September 30, 2009 was not replicated during the same nine month period in 2010.

Core earnings have remained strong as evidenced by net interest income for the first nine months of 2010 which was $14,006,000 compared to $12,696,000 for the nine month period ended September 30, 2009. This is an increase of $1,310,000, or 10.32%. For the quarter ended September 30, 2010, net interest income was $4,705,000 compared to $4,228,000 for the same period in 2009. This was an increase of $477,000, or 11.28%. The increase in net interest income for the nine months ended September 30, 2010 is due to the large increase in average earning assets, $512,282,000 for the nine months of September 30, 2010 compared to $433,026,000 for the same period in 2009. Net interest margin decreased to 3.97% for the nine months ending September 30, 2010 compared to 4.28% for the same period in 2009, on a fully tax equivalent basis. The increase in net interest income for the three months ended September 30, 2010 is also the result of the increase in average earning assets, $529,485,000 at September 30, 2010 compared to $434,428,000 at September 30, 2009. The net interest margin decreased to 3.84% as compared to 4.94% for the three month period ended September 30, 2009, on a fully tax equivalent basis.

Total assets on September 30, 2010 were $564,563,000, which compares favorably to $472,016,000 as of September 30, 2009, an increase of 19.61%.  Total assets increased from the December 31, 2009 figure of $516,483,000. Compared to the September 30, 2009 figure of $321,936,000, net loans increased 14.23% to $367,739,000 as of September 30, 2010. On December 31, 2009, net loans were $332,966,000 which is an increase of 10.44%.

Deposits totaled $436,126,000 as of September 30, 2010, compared to $366,215,000 on September 30, 2009, an increase of 19.09%.

Peoples Financial Services Corp., Hallstead Pennsylvania, is the parent company of Peoples National Bank, an independent community bank with eleven community offices.  The community office locations are:  Hallstead, Hop Bottom, Susquehanna, and Montrose, in Susquehanna County, Pennsylvania; Nicholson, Tunkhannock and Meshoppen, in Wyoming County, Pennsylvania; Glenburn in Lackawanna County, Pennsylvania; and Conklin, Deposit, and Binghamton, in Broome County, New York, Peoples Advisors, LLC, a member-managed limited liability company for the purpose of providing investment advisory services to the general public, and Peoples Financial Capital Corporation which main activities are the maintenance and management of intangible investments and the collection and distribution of the income from such investments.

Except for the historical information, this press release may contain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties in the banking industry and overall economy.  Such risks and uncertainties are detailed in the Company’s Securities and Exchange Commission reports, including the Annual Report on Form 10-K and quarterly reports on Form 10-Q.